Exhibit 1

JOINT FILING AGREEMENT

eFund Capital Management, LLC, Jeffrey Conrad and Barrett Evans, in compliance with Rule 13d-1(k) of the Securities and Exchange Commission, hereby agree that the statement on Schedule 13D to which this Agreement is attached as an exhibit is, and any amendments thereto filed by any of us will be, filed on behalf of each such person or entity, that each such person or entity is responsible for the timely filing of the Schedule 13D and any amendments thereto and for the completeness and accuracy of the information concerning such person or entity contained therein.

Date: September 12, 2008	eFund Capital Management, LLC

/s/ Barrett Evans
	Name:	Barrett Evans
	Title:	Principal and Managing Member

/s/ Barrett Evans
	Name:	Barrett Evans

/s/ Jeffrey Conrad
	Name:	Jeffrey Conrad